CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406. * INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION.



                                                                   Exhibit 10.13


                             COOPERATIVE DEVELOPMENT

                                       AND

                                LICENSE AGREEMENT

                                     BETWEEN

                               PROXIMA CORPORATION
                                       AND

                             LASER POWER CORPORATION

                                TABLE OF CONTENTS

                                                                                              Page
SECTION 1 - DEFINITIONS
                 1.1         Affiliate                                                          1
                 1.2         Products                                                           2
                 1.3         Proxima Components                                                 2
                 1.4         LPC Components                                                     2
                 1.5         Joint Components                                                   2
                 1.6         Proxima Technology                                                 2
                 1.7         LPC Technology                                                     2
                 1.8         Joint Technology                                                   2
                 1.9         Field                                                              3
                 1.10        Multimedia                                                         3
                 1.11        Development Program                                                3
                 1.12        Stock Purchase Agreement                                           3
                 1.13        Net Revenues                                                       3
                 1.14        LPC Competitive Product                                            3
                 1.15        Proxima Competitive Product                                        3
                 1.16        Aggressive Marketing                                               3
                 1.17        Designated Product                                                 3

SECTION 2 - DEVELOPMENT PROGRAM                                                                 4

                 2.1      General                                                               4
                 2.2      Budget                                                                4
                 2.3      Steering Committee                                                    4
                          2.3.1 Establishment of Committee                                      4
                          2.3.2 Responsibilities of Committee                                   4
                          2.3.3 Meetings                                                        5
                          2.3.4 Product Planning                                                5
                          2.3.5 Reports and Information                                         5
                 2.4      Funding of Development Program by LPC                                 5
                          2.4.1 Accounting for LPC Expenditures                                 5
                          2.4.2 Accounting for Funding in Excess of Initial Budget              6
                          2.4.3 Allocation of Funding in Excess of Warrant Shares               6
                          2.4.4 Excess Funding For Equity Investment                            6
                          2.4.5 Pass-Through Funding                                            6

SECTION 3 MARKETING AND DISTRIBUTION RIGHTS                                                     7

                 3.1         General                                                            7
                 3.2         Grant of Rights                                                    7
                 3.3         Meeting Room and Classroom Products                                7
                 3.4         Right of First Refusal                                             7
                 3.5         Special Projection and Display Products                            8
                 3.6         Mutual Representations                                             9
                 3.7         Aggressive Marketing                                               9
                             3.7.1   Marketing and Sales                                        9
                             3.7.2   Staffing and Training                                      9
                             3.7.3   Sales Emphasis                                             9
                             3.7.4   Print and Promotional Materials                            9
                             3.7.5   Trade Shows and Exhibitions                                9
                             3.7.6   Dispute Resolution                                         9

SECTION 4 - MANUFACTURING AND ROYALTIES                                                        10

                 4.1         Manufacturing of Components and Subsystems                        10
                 4.2         Manufacturing Licenses                                            10
                 4.3         Royalties                                                         11
                             4.3.1 Royalties on Distribution                                   11
                             4.3.2 Royalties on Sublicense                                     11
                 4.4         Accounting and Payment                                            12
                 4.5         Penalty for Late Payment of Royalties                             12
                 4.6         Manufacturing Escrow                                              12
                             4.6.1   Escrow                                                    12
                             4.6.2   Technical Assistance                                      13
                             4.6.3   Access                                                    13
                             4.6.4   Release of Escrow Materials                               13
                             4.6.5   Licenses                                                  14

SECTION 5 - MOST FAVORED CUSTOMER                                                              14

SECTION 6 - INTELLECTUAL PROPERTY RIGHTS                                                       15

                 6.1         Separate Ownership                                                15
                             6.1.1 LPC Ownership                                               15
                             6.1.2 Proxima Ownership                                           15

                             6.1.3 Patents                                                     15
                             6.1.4 Abandonment of Separately Owned Patents                     15
                             6.1.5 Enforcement of Separately Owned Rights                      16
                 6.2         Joint Ownership                                                   16
                             6.2.1  Notification                                               17
                             6.2.2  Protection of Joint Technology                             17
                             6.2.3  Trade Secret Protection                                    17
                             6.2.4  No Protection                                              18
                             6.2.5  Abandonment of Jointly Owned Patents                       18
                             6.2.6  Enforcement of Rights                                      18

SECTION 7 - INDEMNIFICATION                                                                    19

                 7.1         LPC Components                                                    19
                             7.1.1 LPC Obligation                                              19
                             7.1.2 Limitation                                                  19
                             7.1.3 Entire Liability                                            19
                 7.2         Proxima Components                                                19
                             7.2.1 Proxima Obligation                                          19
                             7.2.2 Limitation                                                  20
                             7.2.3 Entire Liability                                            20
                 7.3         Joint Components                                                  20
                             7.3.1 Joint Indemnification                                       20
                             7.3.2 Limitation                                                  21

SECTION 8 - GENERAL INDEMNITIES                                                                21

                 8.1       Indemnification by Proxima                                          21
                 8.2       Indemnification by LPC                                              21

SECTION 9 - CONFIDENTIAL INFORMATION                                                           22

                 9.1         Definition                                                        22
                 9.2         Obligation                                                        22
                 9.3         Exceptions                                                        22
                 9.4         Enforcement                                                       23
                 9.5         Duration                                                          23
                 9.6         Remedies                                                          23

SECTION 10 - TERM AND TERMINATION                                                              23

                 10.1        Term                                                              23
                 10.2        Termination for Material Default                                  23
                 10.3        Termination by Proxima                                            23
                 10.4        Termination by LPC                                                24
                 10.5        Rights Upon Termination                                           24
                             10.5.1 Proxima's Rights                                           24
                             10.5.2 LPC's Rights                                               26
                 10.6        Survival of Certain Terms                                         27

SECTION 11 - COMPLIANCE WITH LAWS                                                              27

                 11.1        Governmental Requirements                                         27
                             11.1.1 Registration, Notification and Recordation of Agreement    27
                             11.1.2 Export Regulation                                          27

SECTION 12 - LIMITATION OF LIABILITY                                                           28

SECTION 13 - THIRD PARTY LICENSES                                                              28

                 13.1        General Obligation                                                28
                 13.2        LPC Components                                                    28
                             13.2.1 LPC Components to be Sold to Proxima and 3rd Parties       28
                             13.2.2 LPC Components to be Sold Only to Proxima                  28
                 13.3        Joint Components                                                  29
                 13.4        Proxima Technology                                                29

SECTION 14 - WARRANTIES                                                                        30

                 14.1        LPC Warranty                                                      30
                             14.1.1 Express Warranty                                           30
                             14.1.2 LPC Warranty Disclaimer                                    30
                 14.2        Proxima Warranty Disclaimer                                       30

SECTION 15 - GENERAL PROVISIONS                                                                30

                 15. 1       Governing Law and Dispute Resolution                              30
                 15.2        Entire Agreement                                                  30

                 15.3        Confidentiality of Agreement and Activities                       31
                 15.4        Waiver                                                            31
                 15.5        Notices                                                           31
                 15.6        Force Majeure                                                     32
                 15.7        No Assignment                                                     32
                 15.8        Expenses                                                          32
                 15.9        Counterparts                                                      32
                 15.10       Independent Contractors                                           32
                 15.11       Public Announcement                                               33

EXHIBITS

Exhibit A - PRODUCTS
Exhibit B - PROXIMA COMPONENTS
Exhibit C - DEVELOPMENT PROGRAM
Exhibit D - SPECIFICATIONS
Exhibit E - INITIAL STEERING COMMITTEE MEMBERSHIP

                  COOPERATIVE DEVELOPMENT AND LICENSE AGREEMENT



This Cooperative Development and License Agreement (the "Agreement") is made and entered into this 11th day of January, 1994 (the "Effective Date") by and between Proxima Corporation, a Delaware corporation, having its principal place of business at 6610 Nancy Ridge Drive, San Diego, CA 92121-3297 ('Proxima') and Laser Power Corporation, a Delaware corporation, having its principal place of business at 12777 High Bluff Drive, San Diego, CA 92130 ("LPC").

                                    RECITALS

WHEREAS, Proxima is engaged in the business of designing, developing, manufacturing, marketing and selling desktop display products generally known as projection panels; and

WHEREAS, LPC is engaged in the business of designing, developing, manufacturing, marketing and selling microlaser engines and microlaser components; and

WHEREAS, the parties believe that it is in their mutual best interests to combine their development and engineering skills as part of a collaborative program in the area of Multimedia (as hereinafter defined) imaging applications with the goal of producing a series of Products (as hereinafter defined) directed to the Field (as hereinafter defined); and

WHEREAS, pursuant to this collaborative program, the parties desire to enter into various development, licensing, manufacturing, sales and supply arrangements, all as more fully described herein; and

WHEREAS, Proxima will make an investment in LPC pursuant to that certain Stock Purchase Agreement executed between the parties of even date herewith, in reliance in part on the promises contained in this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING AND THE MUTUAL PROMISES CONTAINED HEREIN, IT IS AGREED AS FOLLOWS:

                                    SECTION 1
                                   DEFINITIONS

         1.1 Affiliate. "Affiliate" means any entity (whether organized under the laws of the United States or the laws of any other country) which, either directly or indirectly, (a) controls a party to this Agreement, (b) is controlled by such party or (c) is under the common control with such party. In the event that the parties disagree as to whether an entity constitutes an Affiliate of a party pursuant to this definition, then the parties agree to proceed to dispute resolution in accordance with Section 15.1 below.

         1.2 Products. "Products" means those Multimedia imaging application products set forth on Exhibit A hereto which are intended for use within the Field and which are intended to be developed by the parties pursuant to this Agreement. Products shall be made up of Proxima Components, LPC Components and Joint Components. Products may be added, deleted or modified from time to time by mutual agreement of the parties.

         1.3 Proxima Components. "Proxima Components" means those certain components of the Products which are set forth on Exhibit B hereto and which are developed or are intended to be developed solely by Proxima. Proxima Components may be added, deleted or modified from time to time by mutual agreement of the parties.

         1.4 LPC Components. "LPC Components" means those certain components of the Products which are set forth on Exhibit B hereto and which are developed or are intended to be developed solely by LPC. LPC Components may be added, deleted or modified from time to time by mutual agreement of the parties.

         1.5 Joint Components. "Joint Components" means those certain components of the Products which are set forth on Exhibit B hereto and (i) which are jointly developed or are intended to be jointly developed by Proxima and LPC pursuant to the terms and conditions of this Agreement or (ii) which are developed using LPC Technology by third parties other than Proxima or LPC through the use of funds provided to such third parties directly by Proxima outside of the scope of Section 2.4 below. Joint Components may be added, deleted or modified from time to time by mutual agreement of the parties.

         1.6 Proxima Technology. "Proxima Technology" means the technical data, designs, concepts, algorithms, processes, formulae, know-how and information pertaining to the design, development, manufacture, sale and use of Proxima Components, including without limitation any patent or other intellectual property rights related thereto, that are owned, licensed to, or developed by Proxima without the participation of LPC before, during or after the term of this Agreement.

         1.7 LPC Technology. "LPC Technology" means the technical data, designs, concepts, algorithms, processes, formulae, know-how and information pertaining to the design, development, manufacture, sale and use of LPC Components, including without limitation any patent or other intellectual property rights related thereto, that are owned, licensed to, or developed by LPC without the participation of Proxima, before, during or after the term of this Agreement.

         1.8 Joint Technology. "Joint Technology" means the technical data, designs, concepts, algorithms, processes, formulae, know-how and information, and all intellectual property rights related thereto, (i) developed jointly by the parties pursuant to the development program contemplated by this Agreement or (ii) developed using LPC Technology by third parties other than Proxima or LPC through the use of funds provided to such third parties by Proxima outside of the scope of Section 2.4 below. The final determination as to whether particular information constitutes Joint Technology shall be governed by the provisions of Section 6.2. Joint Technology shall exclude all Proxima Technology and LPC Technology.

         1.9 Field. "Field" means any and all markets for microlaser-based Proxima Components which are directed to commercial, business and educational applications, including without limitation meeting room, classroom, museum, theater and stadium/arena applications, but specifically excluding (i) applications intended for the home entertainment market where viewing of projected images is not primarily for commerce, business or educational purposes, (ii) applications intended for the headset market where there is only one viewer of an image at any one time and (iii) any other applications excluded from the Field pursuant to Section 3.5 below. Except as specified in this Section 1.9 or in Section 3.5 below, the Field shall include markets for small projectors that are currently being exploited by Proxima as well as markets for large projectors that Proxima intends to exploit in the future.

         1. 10 Multimedia. "Multimedia" means the combination or interaction of video, audio, computer generated text, graphics, and/or other inputs.

         1.11 Development Program. "Development Program" means the collaborative program for the development of Products, referred to as the Memphis Project, as defined in Section 2 below and as further described in Exhibit C hereto.

         1. 12 Stock Purchase Agreement. "Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement between LPC and Proxima of even date herewith, pursuant to which Proxima has agreed to invest in LPC by exercising warrants to purchase or by otherwise purchasing shares of LPC Series A Convertible Preferred Stock.

         1. 13 Net Revenues. "Net Revenues" means either (i) gross revenues actually received by a party from the sale of a particular product to a non-Affiliate or (H) such party's reasonable estimate, based on list prices and sales of similar products to non-Affiliates, of gross revenues applicable to the sale of a particular product by such party to an Affiliate, in each case less discounts, price adjustments, returns, freight charges and allowances, all as reflected in the seller's financial records.

         1. 14 LPC Competitive Product. "LPC Competitive Product" has the meaning set forth in Section 3.3.

         1. 15 Proxima Competitive Product. "Proxima Competitive Product" has the meaning set forth in Section 3.4.

         1.16 Aggressive Marketing. "Aggressive Marketing" has the meaning set forth in Section 3.7.

         1.17 Designated Product. "Designated Product" has the meaning set forth in Section 3.7.

                                    SECTION 2

                               DEVELOPMENT PROGRAM

         2.1 General. This Agreement has been entered into by the parties in order to create a business arrangement for the development, marketing and distribution of the Products within the Field. Pursuant to this Agreement, the parties shall undertake a Development Program to develop LPC Components, Proxima Components and Joint Components for the Products according to the schedule and milestones set forth in Exhibit C hereto. The Development Program shall specifically include the development of an RGB microlaser engine or microlaser components and subsystems for high resolution Multimedia projection systems designed to Proxima's specifications. Although development work for LPC Components and Proxima Components shall be accomplished through the independent efforts of the parties according to the guidelines set forth in this Agreement, each party intends that the development work for Joint Components shall be accomplished through the cooperative efforts of the parties as contemplated by this Agreement.

         2.2 Budget. Within thirty (30) days after the Effective Date, the parties shall prepare a mutually acceptable budget, which may be amended from time to time by the Steering Committee, for all proposed expenditures pursuant to the Development Program.

         2.3 Steering Committee.

                  2.3.1 Establishment of Committee. The parties shall establish and maintain a Steering Committee which shall be primarily responsible for overseeing the Development Program and all other aspects of the mutual relationship contemplated herein. Each party shall have the right to appoint and replace two (2) members of the Steering Committee and the total membership of the Steering Committee shall be four (4) members. During the first year of this Agreement a representative of Proxima shall chair such committee. Thereafter, chairmanship shall be rotated between the parties on an annual basis, commencing with the first anniversary of the Effective Date. Actions of the Steering Committee shall be taken by a unanimous vote of its members. Any disputes shall be referred to successively higher-level management representatives from each party until, if necessary, such disputes reach the chief executive of each party. The initial members of the Steering Committee are set forth in Exhibit D hereto.

                  2.3.2 Responsibilities of Committee. The Steering Committee shall be responsible for reviewing and approving the Development Program and the milestones and budgets combined therein. In addition, the Steering Committee shall provide a mechanism for the exchange of information and review of activities and, if desirable, shall add, delete or modify Products, Proxima Components, LPC Components or Joint Components. Without limitation, some of the other specific activities of the Steering Committee shall be to (i) appoint a manager for the Development Program who shall be replaced by the Steering Committee from time to time as appropriate; (ii) monitor progress on each particular research and development project contemplated herein; (iii) review specific research and development reports by each party; (iv) review and approve proposed expenditures; (v) review actual spending as compared to budget at least once during each calendar quarter during the term of this Agreement; (vi) review and approve beta site testing proposals for products resulting from the Development Program; (vii) review and approve the appointment of project managers; (viii) review Joint Technology and decide on the method of protecting it; (ix) review all uses of Joint Technology and determine whether the user is required to pay royalties in accordance with
Section 4.3; and (x) review and resolve intellectual property disagreements. 'Me Steering Committee shall assume any other responsibilities that are mutually agreed to by the parties.

                  2.3.3 Meetings. The Steering Committee shall meet regularly as necessary to fully perform its duties under Section 2.3.2 above, but in any event not less than once each calendar quarter throughout the duration of the Development Program described in Section 2.1 above.

                  2.3.4 Product Planning. Except as otherwise prohibited by this Agreement, each party shall have the right to continue to do its own product planning and development independently of the Development Program and the Steering Committee established hereby.

                  2.3.5 Reports and Information. Each party shall use its best efforts to provide complete and accurate reports and information to the Steering Committee as necessary for such committee to fully perform its duties.

         2.4 Funding of Development Program by LPC. Throughout the term of this Agreement and the Development Program contemplated herein, LPC agrees to apply all proceeds received from Proxima pursuant to the Stock Purchase Agreement (the "Proxima Funds") in furtherance of the Development Program contemplated herein. Pursuant to the Stock Purchase Agreement, Proxima agrees to initially provide LPC with a minimum of $500,000 of Proxima Funds. The application of all Proxima Funds shall be governed by the provisions of this Section 2.4.

                  2.4.1 Accounting for LPC Expenditures. Expenditures by LPC in furtherance of the Development Program shall be accounted for in the same manner as if Proxima had granted LPC a research and development contract similar to those granted to LPC by various United States governmental agencies. Except as contemplated by Section 2.4.2 below, total charges to the Development Program shall include [ *** ]

*  CONFIDENTIAL TREATMENT REQUESTED

                  2.4.2 Accounting for Funding in Excess of Initial Budget. Each time that LPC delivers to Proxima a Funding Request as contemplated in Section
1.3 of the Stock Purchase Agreement, LPC shall include with such Funding Request a calculation by LPC showing the work performed by LPC up to the date of the Funding Request (including the extent to which the milestones set forth on Exhibit C have been accomplished) and the application of all Proxima Funds received up to such date and a statement as to whether the Development Program is proceeding with the expenditure levels contemplated by the original budget prepared in accordance with Section 2.2. To the extent that the Development Program has exceeded such budgeted expenditures, all Proxima Funds thereafter provided to LPC which are in excess of such budgeted expenditures shall be accounted for as contemplated by Section 2.4.1, except that the fee ("Revised Fee") applied to remaining expenditures shall be calculated as follows:

                 [ *** ]                  [ *** ]               [ *** ]
                                   [ *** ]
              -------------------------------------------   ------------------
                                          [ *** ]

         Notwithstanding the above, funds provided (i) for excess expenditures due to a change in the scope of work authorized by the Steering Committee or
(ii) for excess expenditures used to develop Proxima Technology ('Committee Authorized Expenditures") will not be included in the above calculation and will continue to be accounted for with a [ *** ] provided however, that LPC shall not be permitted to account for any funds as Committee Authorized Expenditures unless, prior to the provision of such funds to LPC by Proxima, the Steering Committee has issued a written notice to both parties indicating that such funds shall be treated as Committee Authorized Expenditures.

                  2.4.3 Allocation of Funding in Excess of Warrant Shares. In the event Proxima chooses to provide funds to LPC beyond the funds provided by full exercise of the Warrant, Proxima, at its sole option, may either (i) choose to receive additional shares of series A preferred stock of LPC as contemplated by Section 1.4 of the Stock Purchase Agreement or (ii) choose to account for such additional funding as an expense associated with product development and receive no stock from LPC.

                  2.4.4 Excess Funding For Equity Investment. In the event that the Development Program contemplated herein is completed prior to the time that all Proxima Funds have been allocated by LPC, LPC shall be entitled to use the remaining Proxima Funds in any manner and for any purposes whatsoever.

                  2.4.5 Pass-Through Funding. In the event that Proxima desires that any Proxima funds be passed through by LPC to third party companies who shall perform research and development in furtherance of the Development Program, LPC shall be required to allocate only [ *** ] of such funds to the work performed by such third party in accordance with the provisions of this
Section 2.4. [ *** ] Proxima and LPC each agree that "pass-through" situations shall be avoided in the event any

*  CONFIDENTIAL TREATMENT REQUESTED
alternative means to accomplish a given research and development goal can be found, and each party agrees to use its best efforts to seek out such alternative means.

                                    SECTION 3

                        MARKETING AND DISTRIBUTION RIGHTS

         3.1 General. Pursuant to the terms of this Agreement, and in consideration of the joint development efforts and Proxima Funds provided by Proxima pursuant to Section 2 above, LPC desires to grant to Proxima certain exclusive (including with respect to LPC) marketing and distribution rights within the Field with respect to LPC Components, Joint Components and Products. LPC further agrees to grant Proxima all rights necessary to accomplish these objectives.

         3.2 Grant of Rights. Subject to the terms and conditions of this Agreement, including without limitation Section 3.3 below, LPC hereby grants to Proxima the exclusive (including with respect to LPC) right throughout the term of this Agreement to market and distribute LPC Components and Joint Components within the Field.

         3.3 Meeting Room and Classroom Products. For as long as Proxima either
(i) continues to comply with its Development Program funding obligations pursuant to Section 2 above or (ii) continues to Aggressively Market (as defined in Section 3.7 below) any of the Products, LPC agrees that it shall not (a) sell any microlaser-based engines or components for use in laser projectors, including without limitation LPC Components (collectively "LPC Competitive Products"), to any third party within the meeting room and classroom market segments of the Field or (b) otherwise collaborate with any Proxima competitors within the meeting room and classroom market segments of the Field for the purpose of producing LPC Competitive Products without the prior written consent of Proxima. If LPC suspects or should reasonably suspect that an entity may be competitive with Proxima within the Field, LPC shall obtain approval from Proxima in writing prior to undertaking any such collaboration. In the event that a dispute arises between the parties as to whether a particular entity is or is not competitive with Proxima, and the Steering Committee can not resolve the dispute in accordance with Section 2.3.1 above, the parties agree to proceed to dispute resolution in accordance with Section 15.1 below. Notwithstanding the foregoing, nothing in this Agreement shall prevent LPC from selling or otherwise distributing its standard catalog red, green and blue microlasers within the Field without restriction.

         3.4 Right of First Refusal. In the event that LPC intends to develop, by itself or in conjunction with third parties, any products other than LPC Components for any market segments within the Field other than the meeting room or classroom segments, LPC agrees to promptly notify Proxima of its intentions with respect to such products and to provide Proxima with a period of sixty (60) days to notify LPC whether it wishes to participate in the development phase of such products pursuant to material terms and conditions (including without limitation price and product performance specifications) at least as favorable as those offered to any third party or, if LPC has decided to develop such products itself, pursuant to reasonable terms and conditions negotiated between the parties in good faith. In the event that Proxima declines to exercise its right of first refusal with respect to the development phase of any such LPC product during the sixty (60) day period provided herein, LPC agrees (i) to again notify Proxima approximately six (6) months prior to the time such LPC product is intended to be made available for commercial distribution and (H) to provide Proxima with a period of sixty (60) days to notify LPC whether it wishes to market or distribute such product pursuant to material terms and conditions (including without limitation price and product performance specifications) at least as favorable as those offered to any third party or, if LPC intends to distribute such product itself, pursuant to reasonable terms and conditions negotiated between the parties in good faith. Notwithstanding the above, if Proxima is currently marketing a laser projection product that would compete directly with such LPC product (a "Proxima Competitive Product"), Proxima's right to develop, market or distribute such LPC product shall be conditioned upon (i) Proxima's ceasing marketing its Proxima Competitive Product at least sixty (60) days prior to the time such LPC product is intended to be made available for commercial distribution and (ii) Proxima agreeing to Aggressively Market (as defined in Section 3.7 below) the LPC product. In the event that Proxima declines to exercise its rights of first refusal with respect to both
(x) the development of and (y) the marketing and distribution of any particular LPC product during each of the sixty (60) day periods provided for herein, or if Proxima refuses to cease marketing any Proxima Competitive Product in accordance with this Section 3.4, LPC shall have full rights to market the LPC product within any market segments of the Field other than the meeting room or classroom segments, including through other companies who may be competitors of Proxima; provided, however, that LPC agrees that it shall refrain from entering into any agreement with any third party with respect to the marketing and distribution of such LPC product, or any other product (i) substantially similar thereto in functionality or (ii) without significant differentiation therefrom, on material terms and conditions more favorable than those offered to Proxima with respect to such LPC product. LPC further agrees that it shall refrain from developing, marketing or distributing any product (i) substantially similar in functionality to, or (H) without significant differentiation from, any product for which Proxima has already exercised its right of first refusal pursuant to this
Section 3.4.

         3.5 Special Projection and Display Products. Notwithstanding Sections
3.3 and 3.4 above, the parties agree that projection and display products intended for commercial, government, or military applications other than meeting room, classroom, museum, theater and stadium/arena applications ("Special Projection/Display Products") are not part of the Field. Examples, without limitation, of Special Projection/Display Products are flight simulators and displays on ships, airplanes, and vehicles. The parties agree that, notwithstanding anything to the contrary contained in this Agreement, either party may independently seek out and/or accept research, development, or production orders or contracts for Special Projection/Display Products, and each party may use its own technology and Joint Technology pursuant thereto; provided, however, that if Joint Technology is used, the parties agree that, subject to the exclusions contained in Section 4.3 below, they shall negotiate in good faith, in light of the specific nature of the Special Projection/Display Products project and the contribution and importance of the Joint Technology to said project, to determine (i) whether a royalty with respect to such Joint technology is appropriate (ii) if so, the appropriate amount of such royalty. The parties agree to inform each other, on a regular basis and subject to the restrictions on confidentiality contained in
Section 9 below, of the status of any contemplated or in-process Special Project/Display Products projects which employ microlaser technology to the extent allowed by third party confidentiality agreements and/or government secrecy requirements. Each party will use its best efforts to obtain the freedom to inform the other party.

         The parties agree that when one party (the "Lead Party") decides to submit a quotation or proposal for research, development or production orders or contract Special Projection/Display Products, the Lead Party will offer the other party the right of first refusal to participate in said order or contract to the extent that the other party is capable of providing services and/or products which otherwise would be provided by a third party. The other party shall have fifteen (15) days to exercise the right of first refusal after notification and will be required to pay for its own proposal preparation costs. The Lead Party will use its best efforts to notify the other party of its intent to submit a quotation and proposal on a timely basis so as to permit the other party a reasonable amount of time to prepare a responsive proposal.

         3.6 Mutual Representation. Each party represents and warrants that the execution and performance of this Agreement and the transactions contemplated hereby will not result in a violation or breach of, or conflict with, any term or provision of, or constitute a default under, any agreement, instrument or other obligation to which such party is subject. Each party hereby agrees to indemnify, defend and hold the other party harmless from and against any claim, suit or proceeding arising out of any breach or alleged breach of the forgoing representation and warranty. These representations, warranties and indemnification's shall continue throughout the term of this Agreement.

         3.7 Aggressive Marketing. As used in this Agreement, the term "Aggressive Marketing" or "Aggressively Market" with respect to any Product, Joint Component, LPC Component or other product (a "Designated Product") shall be defined as follows:

                  3.7.1 Marketing and Sales. Proxima's marketing and sales programs which support the Designated Product shall receive an allocation of the marketing and sales budgets appropriate to the reasonably expected return on investment for products similarly situated with respect to the Designated Product's market maturity and level of revenues.

                  3.7.2 Staffing and Training. Proxima shall train its sales, marketing and distribution organization for the Designated Product in the same or similar manner, and with the same or similar thoroughness, as it does for its other current and future projector products. Proxima shall maintain a Designated Product marketing manager.

                  3.7.3 Sales Emphasis. Proxima shall not utilize the Designated Product solely as a promotional vehicle for selling Proxima's other projector products.

                  3.7.4 Print and Promotional Materials. Proxima shall prepare product literature, advertising and promotional materials for the Designated Product of the same quality as it does for Proxima's other projector products. Proxima shall disseminate the promotional materials to its distributors and potential customers in a timely manner utilizing the same or similar methods as Proxima does for its other projector products. Proxima shall maintain sufficient stocks of print materials for the Designated Product to stimulate and satisfy market interest in a timely manner.

                  3.7.5 Trade Shows and Exhibitions. Where Proxima participates in trade shows and exhibitions which require the display and promotion of its projector products, the Designated Product shall be provided appropriate display space and prominence.

                  3.7.6 Dispute Resolution. In the event a dispute arises between the parties as to whether or not Proxima is conducting Aggressive Marketing, and such dispute can not be resolved by the Steering Committee pursuant to Section 2.3.1 above, the parties agree to proceed to dispute resolution in accordance with Section 15.1 below.

                                    SECTION 4

                           MANUFACTURING AND ROYALTIES

         4.1 Manufacturing of Components and Subsystems. Throughout the term of this Agreement, Proxima shall retain the exclusive right to manufacture or have manufactured Proxima Components. However, with respect to LPC Components and Joint Components, the Steering Committee established pursuant to Section 2 above shall decide, based upon a review of cost estimates and manufacturing plan alternatives, which of such components shall be initially supplied by Proxima, LPC or third parties.

         4.2 Manufacturing Licenses. LPC hereby grants to Proxima a non-exclusive license under the LPC Technology and the Joint Technology, to make, have made, use and sell LPC Components and any other products which use or incorporate LPC Technology or Joint Technology within the Field; provided, however, that throughout the term of this Agreement, Proxima's exercise of its license under the Joint Technology and LPC Technology to make, have made, use or sell LPC Components shall be governed by the manufacturing decisions of the Steering Committee pursuant to Section 4.1 above. The Steering Committee shall supervise (i) the transfer to Proxima, or its third party manufacturers, of all LPC Technology required for Proxima to exercise the manufacturing licenses contemplated herein as well as (ii) the return or destruction, at any time deemed appropriate by the Steering Committee during the term of this Agreement, of any such embodiments of LPC Technology in the possession of Proxima or its third party manufacturers. Proxima agrees to hold all such embodiments of the LPC Technology in confidence pursuant to the provisions contained in Section 9 below and not to use such LPC Technology for any other purpose other than the manufacture and maintenance of products pursuant to the licenses granted by this Section 4.1 or contemplated upon termination of this Agreement under certain circumstances.

         4.3      Royalties.

                  4.3.1 Royalties on Distribution. In consideration of the development services provided by LPC hereunder and the licenses granted by LPC to Proxima herein, Proxima shall pay to LPC a royalty [ *** ] of the Net Revenues received by Proxima for any product, including without limitation the Products, distributed by Proxima which uses or incorporates any LPC Technology or any Joint Technology; provided, however, that (a) Proxima shall have no obligation to pay royalties to LPC for the use of LPC-manufactured standard catalog red, green and blue microlasers with respect to any particular product and (b) Proxima shall have no obligation to pay royalties to LPC for the use of Joint Technology with respect to any particular product (i) if such product is a non-laser-based product and such product was not developed through the joint efforts of the parties pursuant to this Agreement; or (ii) in the event all of the Joint Technology incorporated in such product relates solely to circuitry, firmware or the like; or (iii) in the event none of the Joint Technology incorporated in such product would reasonably be deemed to be essential to the operation of such product. LPC further agrees that, during and after the term of this Agreement, the royalty rate being paid by Proxima to LPC for the use of LPC Technology or Joint Technology shall be equal to or lower than the royalty rate charged by LPC to any third party for use of such technology and LPC shall have the obligation to inform Proxima immediately if LPC licenses LPC Technology or Joint Technology to any other party at a royalty rate lower than the royalty rate then applicable to Proxima. For purposes of royalty calculation pursuant to this Section 4.3. 1, the applicable "product" upon which the percentage royalty shall be based shall be restricted to the smallest component or set of components which include LPC Technology or royalty-bearing Joint Technology and which are reflected as separate revenue-bearing items in Proxima's financing records.

                  4.3.2 Royalties on Sublicense. In the event that, during or after the term of this Agreement, either party (a "Licensing Party") sublicenses Joint Technology, as permitted pursuant to Section 6.2 of this Agreement, the Licensing Party shall pay the non-Licensing Party fifty percent (50%) of any royalties or license fees paid by the licensee to the Licensing Party in respect of such license. For purposes of computing the amount of royalties or licensee fees charged and/or collected by a Licensing Party for sublicenses of Joint Technology pursuant to this Section 4.3.2, each of Proxima and LPC agrees that
(i) all such royalties or license fees charged to sublicenses shall be at least equivalent, in all cases, to royalties and license fees that would be charged by the Licensing Party to a licensee in an arms length transaction and (ii) all royalties and licensee fees received by a Licensing Party pursuant to a sublicensing transaction that includes Joint Technology as well as other technology licensed by the Licensing Party shall be presumed to be solely associated with the Joint Technology, unless the associated sublicensing agreement clearly states otherwise. Each party agrees to account to and pay the other party its share of sublicense fees and royalties received from Joint Technology in a manner substantially similar to that described in Section 4.4 below.

* CONFIDENTIAL TREATMENT REQUESTED

         4.4 Accounting and Payment. Proxima shall keep, at all times, an accurate account of all products distributed by Proxima which use or incorporate LPC Technology. Proxima shall render to LPC a written statement of the revenues from such products sold, distributed or otherwise disposed of by Proxima during each calendar quarter within thirty (30) days after the end of such calendar quarter. Proxima shall pay LPC the amount of all royalties described in such written statement simultaneously with the rendering of the written statement. LPC shall have the right, at reasonable times during normal business hours of Proxima, and on reasonable notice to Proxima, to have Proxima's accounts with respect to sale and distribution of products examined by an independent chartered or certified accountant selected and paid by LPC for the purpose of verifying such royalty statements. If such examination accurately discloses that Proxima underpaid royalties due to LPC hereunder, then Proxima shall immediately remit to LPC the amount of such underpayment. The cost of such examination shall be borne by LPC, unless the examination establishes that LPC was underpaid by three percent (3%) (but at least $10,000) with respect to products sold or distributed by Proxima in any quarter which use or incorporate the LPC Technology, in which event the cost of such examination shall be promptly be reimbursed to LPC by Proxima. In the event such examination establishes that LPC was overpaid, LPC shall promptly issue a credit to Proxima in the amount of the overpayment which shall be applied against future payments due by Proxima to LPC. Proxima shall not be required to maintain such account information statements for a period of more than three (3) years after the end of the respective calendar quarter in which such statements are made. In the event that LPC obtains any rights to Proxima Technology following termination of this Agreement pursuant to Section 10.5.2 below, LPC shall thereafter be required to fulfill obligations consistent with those required from Proxima pursuant to this
Section 4.4 and Proxima shall thereafter hold rights consistent with those held by LPC pursuant to this Section 4.4.

         4.5 Penalty for Late Payment of Royalties. In the event that any payment of royalties hereunder shall remain unpaid (the "Late Payment") for more than ten (10) days following the date such payment is due, then the amount of such Late Payment shall bear interest at one and one-half percent (1.5 %) per month, calculated from the due date until said Late Payment and all interest accrued thereon shall have been paid.

         4.6      Manufacturing Escrow.

                  4.6.1 Escrow. In order to facilitate each party's exercise of
(i) the manufacturing licenses granted pursuant to Section 4.2 above during the term of this Agreement and (ii) the manufacturing licenses contemplated following termination of this Agreement, and to ensure uninterrupted availability of the LPC Components, Proxima Components, Joint Components and/or the Products and their ongoing manufacturing, maintenance and support, each party shall, within thirty (30) days of the Effective Date, enter into an escrow agreement ("Escrow Agreement") with a mutually agreeable escrow agent ("Escrow Agent"). The Escrow Agreement shall be in a form and content reasonably acceptable to the parties hereto and shall contain, as a minimum and without limitation, the terms and conditions set forth in this Section 4.6. The Escrow Agreement shall provide, among other things, for the deposit into escrow with the Escrow Agent, within thirty (30) calendar days of its execution, for storage at such Escrow Agent's premises, of all the Proxima Technology, LPC Technology and Joint Technology defined in Sections 1.6, 1.7 and 1.8 above which is available, which is used by Proxima or LPC for the manufacturing of the Proxima Components, LPC Components, Joint Components or the Products, and which is reasonably acceptable in form and content to the Steering Committee (the "Escrow Materials"). Each party shall update the Escrow Materials with relevant designs, drawings, and other helpful materials as modifications or new releases of Proxima components, LPC Components, Joint Components or Products are created. Costs for such filing, updating and management of the Escrow Materials shall be shared equally by the parties. Each party will use due care in ensuring the completeness and accuracy of the Escrow Materials provided. If the Escrow Agent provides the Escrow Materials to either party under the Escrow Agreement, such party agrees to hold these materials and information in confidence pursuant to the provisions contained in Section 9 below, and not to use them for any purpose other than the manufacture and maintenance of products pursuant to the licenses contemplated upon termination of this Agreement under certain circumstances.

                  4.6.2 Technical Assistance. Each party will provide to the other, prior to the deposit of the relevant Escrow Materials pursuant to Section
4.6.1 above, such technical assistance, at an agreed-upon location, as is reasonably required to allow competent technical employee(s) of the non-depositing party to understand the Escrow Materials and to establish the sufficiency of its content. All documentation and other material created in the course of such technical assistance shall form a part of the Escrow Materials. Each party, at its option and expense, may request that the completeness and accuracy of any Escrow Materials deposited by the other party be verified by the Escrow Agent or another party reasonably acceptable to the non-depositing party. Such verification may be requested by either party once per deposit of Escrow Materials to the Escrow Agent. Each party may in its discretion and at its expense designate a representative to be present at any particular verification.

                  4.6.3 Access. Escrow Materials shall remain under seal and unopened unless and until a Release Condition (as defined below) occurs; provided, however, that nothing in this Section 4.6 shall be read to restrict or limit either party's ownership of, and correspondent right of access to, the Joint Technology. Either party shall be entitled to examine the Escrow Materials at the Escrow Agent's location at any time during normal business hours.

                  4.6.4 Release of Escrow Materials. Upon the occurrence of any of the following events ("Release Conditions"), in addition to any other rights available to either party under this Agreement or by law, each party will be entitled to possession of the relevant Escrow Materials deposited by the other party (the "Depositing Party") for the purposes set forth in Section 4.6.5 below:

                           (i) The institution by the Depositing Party of
insolvency, receivership or bankruptcy proceedings or any other material proceedings for the settlement of its debts, including without limitation, a reorganization, a compromise, an arrangement or assignment for the benefit of its creditors; the institution of such proceedings against the Depositing Party; the

Depositing Party making a general assignment for the benefit of creditors; or the Depositing Party's dissolution or ceasing to do business in the normal course; or

                           (ii) Upon a termination of this Agreement for any
reason other than the receiving party's material default in accordance with the terms of Section 10 below.

                           (iii) In addition, Proxima shall be entitled to
possession of the relevant Escrow Materials in the event that (a) the Steering Committee has determined that LPC should be the exclusive manufacturer of an LPC component or Joint Component and (b) LPC has persistently and materially failed during (i) any sixty (60) consecutive day period or (ii) any two (2) thirty (30) consecutive day periods within any twelve (12) month period to manufacture and ship any such LPC Component or Joint Component to Proxima in accordance with the directions of the Steering Committee.

         The Escrow Agreement shall provide that, subject to the right of either party to contest a release, the Escrow Agent will release the Escrow Materials to the receiving party within ten (10) calendar days from the date of the receiving party's written request for the release of the required Escrow Materials accompanied by a declaration from a senior officer of the receiving party stating the particulars of the reasons for its request and confirming that a copy of such request and declaration have been delivered to the Depositing Party.

                  4.6.5 Licenses. Upon release of the Escrow Materials to a receiving party pursuant to Release Conditions (i) and (ii) set forth in Section
4.6.4 above, the receiving party's right to exploit such Escrow Materials shall be governed by Section 10.5 of this Agreement, as applicable. Upon release of the relevant Escrow materials to Proxima pursuant to Release Condition (iii) set forth in Section 4.6.4 above, Proxima shall be thereafter permitted to exercise its non-exclusive manufacturing license with respect to the affected LPC Component or Joint Component pursuant to Section 4.2 above, and Proxima's ability to exercise such license shall no longer be governed by the manufacturing decisions of the Steering Committee.


                                    SECTION 5

                              MOST FAVORED CUSTOMER

         LPC agrees that, with respect to the distribution of LPC Components and Joint Components by LPC pursuant to Section 3 above, LPC shall offer such LPC Components and Joint Components to Proxima on price, payment and other material terms which are at least as favorable as the price, payment and other material terms offered, as permitted by this Agreement, to any of LPC's other distributors, OEMs or end-user customers of such components. In the event LPC offers such LPC Components and Joint Components to any other distributor, OEM or end-user customer at such more favorable terms, LPC shall give Proxima the opportunity to substitute such other terms and conditions for the price, payment and other material provisions contained in this Agreement with respect to those LPC Components and Joint Components.


                                    SECTION 6

                          INTELLECTUAL PROPERTY RIGHTS

         6.1      Separate Ownership.

                  6.1.1 LPC Ownership. Proxima agrees that, except for the licenses and other rights granted pursuant hereto, LPC or its licensors owns all right, title and interest in LPC Technology and LPC Components, and in all patents, trademarks, trade names, inventions, copyrights, know-how, mask work rights and trade secrets in and to LPC Technology and LPC Components.

                  6.1.2 Proxima Ownership. LPC agrees that, except for the licenses and other rights granted pursuant hereto, Proxima or its licensors own all right, title and interest in Proxima Technology and Proxima Components, and in all patents, trademarks, trade names, inventions, copyrights, know-how, mask work rights and trade secrets in and to Proxima Technology and Proxima Components.

                  6.1.3 Patents. Proxima and LPC may, in their discretion, elect to pursue statutory protection, including without limitation United States and foreign patent and copyright protection or trade secret protection, for their respective Proxima Technology or LPC Technology, but shall not be required to pursue any such protection; provided, however, that during the term of this Agreement, to the extent such Proxima Technology or LPC Technology relates to the Field (a "Field Invention"), Proxima-and LPC shall at their own cost diligently file, prosecute and maintain patents and patent applications covering any such Field Invention, including without limitation Field Inventions made by either party's respective employees or consultants, if such Field Invention is determined, in the reasonable estimation of the developing party, to be patentable. Each party shall discuss and evaluate with the other such Field Inventions and shall confer with the other regarding the advisability of filing patent applications, and in which countries, with respect to Field Inventions. Subject to the confidentiality provisions set forth in Section 9 below, each party shall submit to the other a substantially complete draft of each patent application embodying a Field Invention for review and comment prior to filing.

                  6.1.4 Abandonment of Separately Owned Patents. In the event that either Proxima or LPC wishes to discontinue its maintenance or prosecution of any patents or patent applications owned by it and embodying any part of the Proxima Technology or the LPC Technology respectively, such discontinuing party shall (i) notify the other in writing at least sixty (60) days prior to any deadline for action required for maintenance or prosecution, which notice shall offer to assign to the other party such patent or patent application at no cost; and (ii) furnish complete and original information regarding the patent or application, including without limitation filings and communications with patent authorities, to the other party promptly upon the other party's request. 'Me other party may, in its sole discretion, elect to either (a) refuse the offer of assignment, in which case the patent or application shall be abandoned by the parties, or (b) accept the assignment, including without limitation the right to exploit or license such patent or application in its sole discretion and without accounting to the discontinuing party for any compensation or royalties therefrom, and assume the maintenance or prosecution of the patent or application at its own expense; provided, however, that the discontinuing party shall have a nonexclusive, nontransferable, paid-up, worldwide license, including the right to sublicense, to make, have made, use and sell products covered by the patent or application (except that if the discontinuing party is LPC, such license shall be limited by the exclusive rights to LPC Technology granted to Proxima in this Agreement).

                  6.1.5 Enforcement of Separately Owned Rights. Each party shall notify the other in the event it becomes aware of any unauthorized third party manufacture, use or sale of a product covered by any patents or patent applications owned by the other party. Such notice shall (i) be in writing, (H) identify the third party, and (iii) be given to the other party within thirty
(30) days of the party's notice of such manufacture, use or sale. Upon either party becoming aware that a third party is manufacturing, using or selling, without authorization, products covered by its patents or patent applications, the party owning such patent or patent application shall have the exclusive right, at it sole expense, and in its sole control, to take action against the third party or to settle the matter, and to retain any money judgments or settlements resulting therefrom; provided, however, that any consent judgment or settlement made by the party shall not diminish the rights of the other party hereto. In the event such party brings such an action or proceeding, the other party shall have the obligation and duty to cooperate and provide full i and assistance to such party and its counsel in connection with any such action or proceeding. The party initiating such action shall promptly reimburse the other party for costs incurred as a result of such cooperation.

         In the event that either party does not desire to exercise its exclusive right to bring any given infringement action or proceeding with respect to its solely-owned technology, the parties shall negotiate, in good faith, to reallocate the right to bring such an action or proceeding. If the parties have not resolved such an allocation of rights within sixty (60) days following the date when the party owning the technology has declined to institute a given infringement action or proceeding with respect thereto, the non-owning party shall then be given the exclusive right to institute and control such an action. The party owning the technology shall have the obligation to cooperate and provide full information and assistance to the non-owning party, at the non-owning party's expense, with respect to any such action and any recovery from such action, after the payment of all costs associated therewith, shall belong solely to the non-owning party.

         6.2 Joint Ownership. Although, as set forth in Sections 6.1.1 and
6.1.2 above, each party shall retain all intellectual property rights in and to proprietary technology that it has previously developed or hereafter develops independently of any joint development arrangement hereunder, all intellectual property rights in and to Joint Technology shall be allocated in accordance with this Section 6.2. Subject to the royalty provisions set forth in Section 4.3 above, each of Proxima and LPC shall be permitted to use, sublicense and otherwise exploit Joint Technology without restriction in accordance with this Section 6.2; provided, however, that prior to the termination or expiration of this Agreement, neither party shall be permitted to sublicense any Joint Technology without the prior written approval of the Steering Committee. 'Me determination whether or not any jointly developed invention is considered to be Joint Technology shall be governed by general principles of inventorship and authorship under U.S. copyright and patent law. In the event that any dispute arises between the parties as to whether or not a particular invention is to be considered Joint Technology and the Steering Committee can not resolve the dispute in accordance with Section 2.3.1 above, the parties agree to proceed to dispute resolution in accordance with Section
15.1 below.

                  6.2.1 Notification. Each party shall notify the other in writing, within thirty (30) days of the conception thereof, of any Joint Technology developed pursuant to this Agreement.

                  6.2.2 Protection of Joint Technology. Within ninety (90) days of the giving of a notice under Section 6.2. 1. above, the Steering Committee shall decide whether to pursue patent protection for the Joint Technology. (i) If the parties (through their representatives on the Steering Committee) mutually agree to pursue patent protection for the Joint Technology, the parties will mutually control and share equally the cost of the prosecution of United States and/or foreign patent applications. The parties shall retain joint ownership of any and all patents arising from the applications, and neither party shall grant any licenses with respect to any such jointly owned patents without the prior written consent of the other except to the extent necessary to have made products which use or incorporate such technology; provided, however, that upon termination of this Agreement, each party shall have the right to license rights under such jointly owned patents without the consent of the other party (subject to the limitations and exclusive rights, if any, of Proxima following such termination as set forth in Section 10). (ii) If only one party (the "Pursuing Party") desires to pursue patent protection for Joint Technology, that party will solely control and bear the entire cost of the prosecution of United States and/or foreign patent applications. The Pursuing Party shall retain sole ownership of any patent arising from any such patent application, including without limitation the right to exploit or license such patent in its sole discretion and without accounting to the other party for any compensation or royalties therefrom; provided, however, that the other party shall have a nonexclusive, nontransferable, paid-up, worldwide license, including the right to sublicense, to make, have made, use and sell products covered by the patent (subject, in each case, to the exclusive rights granted to Proxima hereunder).

                  6.2.3 Trade Secret Protection. If both parties do not wish to seek patent protection for a certain element of Joint Technology, and either or both parties desire to maintain Joint Technology as a trade secret both during and/or after termination of this Agreement, (i) either party may exploit the Joint Technology for its internal purposes without accounting to the other party therefor, (ii) either party may license the Joint Technology to a third party solely for the third party's internal purposes, provided that the third party has entered into an appropriate confidentiality agreement containing substantially the same protections as those contained in Section 9 below; and (iii) the Joint Technology shall be deemed the Confidential Information (as defined in Section 9 below) of each party hereto, and both parties shall be subject to the obligations of confidentiality set forth in Section 9.

                  6.2.4 No Protection. If both parties agree in writing that neither patent protection nor trade secret status is desired for any Joint Technology, (i) either party may make, have made, use or sell the Joint Technology or products covered by the Joint Technology and (ii) either party may license the Joint Technology to a third party, without accounting to the other therefor (subject, in each case, to the exclusive rights granted to Proxima hereunder).

                  6.2.5 Abandonment of Jointly Owned Patents. In the event that either party wishes to discontinue its obligations relating to any jointly owned patent or patent application under Section 6.2.2 (i) hereto (an "Abandoning Party"), such party shall (a) notify the other in writing at least sixty (60) days prior to any deadline for action required for maintenance or prosecution of the patent or patent application, which notice shall offer to assign the Abandoning Party's interest in the patent or patent application to the other party at no cost. Such other party may, in its sole discretion, elect to either
(a) refuse the offer of assignment, in which case the patent or application shall be abandoned by the parties; or (b) accept the assignment, including without limitation the right to exploit or license such patent or application in its sole discretion and without accounting to the discontinuing party for any compensation or royalties therefrom, and assume the maintenance or prosecution of the patent or application at its own expense; provided, however, that the Abandoning Party shall have a nonexclusive, nontransferable, paidup, worldwide license, including the right to sublicense, to make, have made, use and sell products covered by the patent or application (except that if the Abandoning Party is LPC, such license shall be limited by the exclusive rights to Joint Technology granted to Proxima in this Agreement). Any abandonment of Joint Technology that has become separately owned technology pursuant to Section 6.2.2
(H) above shall be governed by the provisions of Section 6.1.4.

                  6.2.6 Enforcement of Rights. In the event either party becomes aware of any unauthorized third party manufacture, use or sale of a product covered by any jointly owned intellectual property rights, it shall promptly notify the other party. Such notice shall (i) be in writing, (ii) identify the third party, and (iii) be given to the other party within thirty (30) days of the party's notice of such manufacture, use or sale. If the parties mutually agree to take action against the third party, they shall mutually control and share the expenses of an action against the third party, and shall share equally any money judgments or settlements resulting therefrom. If only one party desires to take action against the third party, the action shall be under the sole control of and at the sole expense of that party, and that party shall retain any money judgments or settlements resulting therefrom.

                                    SECTION 7

                                 INDEMNIFICATION

         7.1      LPC Components.

                  7. 1.1 LPC Obligation. In the event any claim, suit or proceeding (a "Claim") is brought against Proxima or its customers on the issue of infringement of any patent, copyright, trademark, mask work or other intellectual property right in any part of the world by any LPC Component manufactured or distributed by or for Proxima or LPC, LPC shall bear the costs of the defense of any such Claim, including any settlement or final judgment of such Claim plus costs and attorneys' fees awarded with respect to such Claim. Proxima agrees to provide LPC with control over the defense and/or settlement negotiations related to any such Claim and LPC shall be released from its obligations under this Section 7.1.1 unless (i) Proxima promptly notifies LPC in writing of any known Claim; (ii) Proxima gives LPC authority to proceed as contemplated herein; and (iii) Proxima gives LPC proper and full information and assistance in settling and/or defending any such Claim.

                  7.1.2 Limitation. Notwithstanding the provisions of Section
7.1.1 above, LPC assumes no liability to Proxima for:

                           7.1.2.1 any Claim with respect to any LPC Component
used in combination with other products or services which would not cover the LPC Component standing alone;

                           7.11.2 any Claim with respect to any LPC Component
that has been modified in any manner by Proxima or any third party licensed by Proxima to manufacture the LPC Components and such claim would riot have occurred but for such modification; or

                           7.1.2.3 any trademark infringements involving any
marking or branding applied to any LPC Component by or at the request of Proxima.

                  7.1.3 Entire Liability. THE FOREGOING PROVISIONS OF THIS
SECTION 7.1 STATE THE ENTIRE LIABILITY OF LPC, AND THE EXCLUSIVE REMEDY OF PROXIMA, WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, MASK WORK RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY LPC COMPONENTS MANUFACTURED OR DISTRIBUTED BY OR FOR EITHER PARTY DURING OR AFTER THE TERM OF THIS AGREEMENT.

         7.2      Proxima COMPONENTS.

                  7.2.1 Proxima Obligation. In the event any claim, suit or proceeding (a 'Claim') is brought against LPC or its customers on the issue of infringement of any patent, copyright, trademark, mask work or other intellectual property right in any part of the world by any Proxima Component manufactured or distributed by or for LPC or Proxima, Proxima shall bear the costs of the defense of any such Claim, including any settlement or final judgment of such Claim plus costs and attorneys" fees awarded with respect to such Claim. LPC agrees to provide Proxima with control over the defense and/or settlement negotiations related to any such Claim and Proxima shall be released from its obligations under this
Section 7. 1. 1 unless (i) LPC promptly notifies Proxima in writing of any known Claim; (ii) LPC gives Proxima authority to proceed as contemplated herein; and
(iii) LPC gives Proxima proper and full information and assistance in settling and/or defending any such Claim.

                  7.2.2 Limitation. Notwithstanding the provisions of Section
7.2.1 above, Proxima assumes no liability to LPC for:

                           7.2.2.1 any Claim with respect to any Proxima
Component used in combination with other products or services which would not cover the Proxima Component standing alone,

                           7.2.2.2 any Claim with respect to any Proxima
Component that has been modified in any manner by LPC or any third party licensed by LPC to manufacture the Proxima Components and such claim would not have occurred but for such modification; or

                           7.2.2.3 any trademark infringements involving any
marking or branding applied to any Proxima Component by or at the request of LPC.

                  7.2.3 Entire Liability. THE FOREGOING PROVISIONS OF THIS
SECTION 7.2 STATE THE ENTIRE LIABILITY OF PROXIMA, AND THE EXCLUSIVE REMEDY OF LPC, WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, MASK WORK RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY PROXIMA COMPONENTS MANUFACTURED OR DISTRIBUTED BY OR FOR EITHER PARTY DURING OR AFTER THE TERM OF THIS AGREEMENT.

         7.3      Joint Components.

                  7.3.1 Joint Indemnification. In the event any claim, suit or proceeding (a "Claim") is brought against either party on the issue of infringement of any patent, copyright, trademark, mask work or other intellectual property right in any party of the world by any Joint Component manufactured or distributed by either party, both parties shall have the obligation and duty to share equally in the costs of the defense any such Claim, including any settlement or final judgment of such Claim plus costs and attorneys' fees awarded with respect to such Claim. The parties agree to share joint control over the defense and/or settlement negotiations related to any such Claim and each party (each an "Indemnifying Party") shall be released from its obligations under this Section 7.3.1 unless (i) the other party promptly notifies the Indemnifying Party in writing of any known Claim; (ii) the other party gives the Indemnifying Party authority to proceed as contemplated herein; and (iii) the other party gives the Indemnifying Party proper and full information and assistance to settle and/or defend any such Claim.

                  7.3.2 Limitation. Notwithstanding the provisions of Section
7.3.1 above, each party assumes no liability to the other for:

                           7.3.2.1 any Claim with respect to any Joint Component
used in combination with other products or services which would not cover the Joint Component standing alone;

                           7.3.2.2 any Claim with respect to any Joint Component
that has been modified in any manner by the other party or any third party licensed by the other party to manufacture the Joint Components and such Claim would not have occurred but for such modification; or

                           7.3.2.3 any trademark infringements involving any
marking or branding applied to a Joint Component by or at the request of the other party.


                                    SECTION 8

                               GENERAL INDEMNITIES

         8.1 Indemnification by Proxima. All financial obligations associated with Proxima's business are the sole responsibility of Proxima. All sales and other agreements between Proxima and its customers are Proxima's exclusive responsibility and shall have no effect on Proxima's obligations under this Agreement. Proxima shall be solely responsible for, and shall indemnify and hold LPC and its directors, officers, employees and agents free and harmless from, any and all losses, claims, damages, proceedings, lawsuits and expenses (including LPC's attorneys' fees) arising out of the acts of Proxima, its employees or its agents.

         8.2 Indemnification by LPC. All financial obligations associated with LPC's business are the sole responsibility of LPC. All sales and other agreements between LPC and its customers are LPC's exclusive responsibility and shall have no effect on LPC's obligations under this Agreement. LPC shall be solely responsible for, and shall indemnify and hold Proxima and its directors, officers, employees and agents free and harmless from, any and all losses, claims, damages, proceedings or lawsuits and expenses (including Proxima's attorneys" fees) arising out of the acts of LPC, its employees or its agents.

                                    SECTION 9

                            CONFIDENTIAL INFORMATION

         9.1 Definition. The term "Confidential Information" shall mean any information disclosed by one party to the other in connection with this Agreement which is in written, graphic, machine-readable or other tangible form and is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include information that is disclosed orally or visually, provided that such information is designated as confidential at the time of disclosure and confirmed in writing as confidential within a reasonable time after its oral or visual disclosure.

         9.2 Obligation. Each party shall treat as confidential all Confidential Information received from the other party, shall not use such Confidential Information except as expressly permitted under this Agreement, and shall not disclose such Confidential Information to any third party without the other party's prior written consent, except to employees or contractors of a party who are similarly bound by a written agreement to keep such information confidential or to entities to whom the receiving party is permitted to license or sublicense such Confidential Information. Without limiting the foregoing, each party shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of the other party's Confidential Information.

         9.3 Exceptions. Notwithstanding the above, the restrictions of this
Section 9 shall not apply to information that:

                  9.3.1 was independently developed by the receiving party without any use of the Confidential Information of the other party and by employees or other agents of (or independent contractors hired by) the receiving party who had not been exposed to such Confidential Information at the time of development, as shown by the files and records of the receiving party;

                  9.3.2 becomes known to the receiving party, without restriction, from a source other than the other party hereto without the receiving party's knowledge of any breach of this Agreement and otherwise not in knowing violation of the other party's rights;

                  9.3.3 was in the public domain at the time it was disclosed or hereafter becomes in the public domain through no act or omission of the receiving party;

                  9.3.4 was known to the receiving party, without restriction, at the time of disclosure; or

                  9.3.5 is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt notice of any such order or requirement to the other party and shall use all reasonable efforts to cooperate with the other party to obtain a protective order or otherwise prevent public disclosure of such information.

         9.4 Enforcement. Each party shall exert all reasonable efforts, including, but not limited to, the execution of proprietary non-disclosure agreements with employees and consultants, and legal action, to enforce compliance with the provisions of this Section 9 by its directors, officers, employees, and any third party to whom it provides access to Confidential Information of the other party.

         9.5 Duration. Each party's obligation of non-disclosure of Confidential Information shall continue throughout the term of this Agreement and for a period of five (5) years thereafter in the event such party no longer retains a continuing license to use the other party's technology and Confidential Information following termination of this Agreement; otherwise, after termination of this Agreement, each party shall be bound by the terms of Section
9.2 (as limited by Section 9.3) for so long as such party has a continuing license to access and/or use the technology and Confidential Information of the other party.

         9.6 Remedies. If either party breaches any of its obligations under this Section 9, the other party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.


                                   SECTION 10

                              TERM AND TERMINATION

         10.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect unless and until it is terminated as provided below.

         10.2 Termination for Material Default. If either party defaults in the performance of any material provision of this Agreement, then the nondefaulting party may give written notice to the defaulting party that if the default is not cured within sixty (60) days the Agreement will be terminated. If the nondefaulting party gives such notice and the default is not cured during the sixty (60) day period, then the nondefaulting party shall have the right to terminate this Agreement at the end of that period immediately upon giving notice to the defaulting party.

         10.3 Termination by Proxima. Proxima may terminate this Agreement (i) at any time following the four (4) month period beginning on the Effective Date upon ninety (90) days' prior written notice to LPC, (ii) at any time following the Effective Date if LPC is acquired by any entity which could reasonably be deemed to be a competitor of Proxima or (iii) at any time if LPC shall have breached the representation set forth in Section 2.9(c) of the Stock Purchase Agreement or shall be unable to confirm such representation at the time of a subsequent Closing under the Stock Purchase Agreement pursuant to Section 4.2.1 thereof, provided, however, that with respect to termination by Proxima pursuant to clause (iii) herein, (a) Proxima shall have previously given notice to LPC that it believes LPC to be in breach of the representation set forth in Section 2.9 of the Stock Purchase Agreement, (b) Proxima shall have allowed LPC a thirty (30) day period to present a satisfactory program to remedy the breach hereunder and such period shall have elapsed without LPC presenting such a satisfactory program, (c) Proxima shall not be required by this Agreement to provide any additional funding to LPC until such time as LPC has presented such a satisfactory program, and (d) upon presentation of such a satisfactory program, Proxima will immediately purchase, with no fifteen (15) day delay, Warrant Shares or Additional Shares as specified in any Funding Request theretofore received by Proxima. In the event that, following such thirty-day remedy period, LPC has not presented such a satisfactory program and Proxima terminates this Agreement pursuant to clause
(iii) above, (a) the parties agree to wind down the Development Program during a period beginning on the date of termination and continuing for a maximum of thirty (30) days therefrom and (b) following the "wind down" period, Proxima agrees, to the extent that Proxima has not already provided such funding, to reimburse LPC for up to fifty percent (50%) of the costs incurred by LPC during the "wind down" period.

         10.4 Termination by LPC. LPC may terminate this Agreement (i) immediately and without notice (a) in the event Proxima fails to purchase Additional Shares or otherwise provide additional funds pursuant to Section 1.4 of the Stock Purchase Agreement following receipt of a Funding Request after the Warrant has been fully exercised or (b) in the event Proxima fails to purchase Warrant Shares following Proxima's receipt of a Funding Request and the fulfillment of the closing conditions set forth in Section 4.2 of the Stock Purchase Agreement, or (ii) at any time following the two (2) year period beginning on the Effective Date in the event Proxima is Aggressively Marketing (as defined in Section 3.7 above) no Designated Products; provided, however, that (a) LPC shall have previously given notice to Proxima that it is Aggressively Marketing no Designated Product and (b) LPC shall have allowed Proxima a thirty (30) day period to present a satisfactory program to begin Aggressively Marketing at least one Designated Product. and such period shall have elapsed without Proxima presenting such a satisfactory program.

         10.5 Rights Upon Termination. Upon termination of this Agreement pursuant to Sections 10.2, 10.3 or 10.4 above, the rights of the parties shall be governed by the provisions of this Section 10.5:

                  10.5.1   Proxima's Rights.

                           a. Upon Material Default by Proxima. If termination
of this Agreement occurs as a result of Proxima's material default pursuant to
Section 10.2 above, Proxima shall have no rights to the LPC Technology; provided, however, that Proxima's rights to the Proxima Technology and the Joint Technology shall remain unaffected by any such termination. For purposes of this
Section 10.5.1, the occurrences set forth in Section 10.4 above shall not constitute a material default of the Agreement by Proxima.

                           b. Termination for Failure to Provide Additional
Funding or Upon Material Default by LPC. If termination of this Agreement occurs
(x) as a result of Proxima's failure to provide additional funding requested by LPC as set forth in Sections 10.4(i) above, (y) as a result of LPC's material default pursuant to Section 10.2 above, or (z) pursuant to Section 10.3 above, Proxima's continuing rights under the LPC Technology shall be determined as follows:

                                    (i) In the event Proxima's total funding to
LPC under the Development Program contemplated by this Agreement has not reached $2 million at the time of termination of this Agreement, Proxima shall retain no rights under the LPC Technology unless the termination is pursuant to Section 10.3, (ii); or Section 10.3 (iii).

                                    (ii) In the event that Proxima's total
funding to LPC under the Development Program contemplated by this Agreement has equaled or exceeded $2 million, but has not yet reached $2.9 million, at the time of termination of this Agreement, or if the termination is pursuant to
Section 10.3 (ii) or Section 10.3 (iii) (regardless of the amount of Proxima's total funding to LPC under the Development Program), (x) LPC shall grant to Proxima an exclusive, nontransferable, perpetual license under the LPC Technology to make, have made, use and sell any laser-based product, including without limitation Products incorporating LPC Components, within the meeting room and classroom market segments of the Field and (y) LPC shall grant to Proxima a nonexclusive, nontransferable, perpetual license under the LPC Technology to make, have made, use and sell any laser-based product, including without limitation products incorporating LPC Components, in all market segments of the Field other than the meeting room and classroom market segments;

                                    (iii) In the event that Proxima's total
funding to LPC under the Development Program contemplated by this Agreement has exceeded $2.9 million at the time of termination of this Agreement, LPC shall grant to Proxima an exclusive (subject to any rights already declined by Proxima pursuant to Section 3.4 above), nontransferable, perpetual license under the LPC Technology to make, have made, use and sell any laser-based products, including without limitation Products incorporating LPC Components, within the entire Field.

                                    (iv) For purposes of any licenses that may
be granted by LPC to Proxima pursuant to Subsections (ii) or (iii) above, (x) the nature of any exclusive license granted to Proxima shall be subject to the exceptions contained in Sections 3.3 and 3.4 of this Agreement which shall survive termination of this Agreement; and (y) Proxima shall pay a fixed royalty to LPC for such license in accordance with the provisions of Sections 4.3, 4.4 and 4.5 above which shall survive termination of this Agreement; provided, however, that if termination of this Agreement occurs as a result of LPC having been acquired by a competitor of Proxima, the maximum royalty rate payable by Proxima shall be [ *** ].

                           c. Termination for Failure to Aggressively Market. In
the event of termination of this Agreement as a result of Proxima's Aggressively Marketing no Designated Products as set forth in Section 10.4(ii) above, or in the event of Proxima similarly is

*  CONFIDENTIAL TREATMENT REQUESTED

Aggressively Marketing no Designated Products after termination of this Agreement, all of the rights and licenses granted by LPC to Proxima pursuant to this Agreement shall continue according to their same terms; provided, however, that all such licenses shall immediately become nonexclusive to the extent they are not already nonexclusive.

                  10.5.2   LPC's Rights.

                           a. Upon Material Default by LPC. If termination of
this Agreement occurs as a result of LPC's material default pursuant to Section
10.2 above, LPC shall have no rights to the Proxima Technology; provided, however, that LPC's rights to the LPC Technology and the Joint Technology shall remain unaffected by any such termination, which rights shall be subject only to limitations imposed as a result of rights granted to Proxima upon such termination. For purposes of this Section 10.5.2, the occurrence set forth in
Section 10.3(ii) above shall constitute a material default of the Agreement by LPC.

                           b. For Any Reason Other Than LPC's Material Default.
If termination of this Agreement occurs for any reason other than LPC's material default, then LPC shall have the following rights:

                                    (i) with respect to LPC Technology and Joint
Technology, LPC shall have the right to use such technology without limitation, except as imposed as a result of rights granted to Proxima upon such termination;

                                    (ii) with respect to Proxima Technology
developed by LPC with funds provided to LPC by Proxima pursuant to the terms of this Agreement, which technology is unique to laser based projectors and is not essential to the operation of any projector (including, without limitation, projection optics and laser diode drivers), LPC shall have a non-exclusive, nontransferable, perpetual royalty-free license under such Proxima Technology to make, have made, use and sell any laser-based products, including without limitation Products, but subject to limitations imposed as a result of any rights granted to Proxima upon termination of this Agreement;

                                    (iii) with respect to Proxima Technology not
developed by LPC, which technology is unique to laser based projectors and is not essential to the operation of any projector (including, without limitation, projection optics and laser diode drives), LPC shall be entitled to receive from Proxima a non-exclusive, nontransferable, perpetual, license under such Proxima Technology to make, have made, use and sell any laser-based products, including without limitation Products, but subject to any limitations imposed as a result of rights granted to Proxima upon termination of this Agreement; provided, however, that at Proxima's sole option, the consideration from LPC to Proxima for the grant of the aforementioned license shall include either (i) the reimbursement of Proxima by LPC for the development costs expended by Proxima in the Development of such technology (in a manner similar to LPC's accounting for the use of proceeds pursuant to Section 2.4.1 above) or (ii) the payment by LPC to Proxima of a reasonable royalty for use of such technology, such royalty to be determined through the good faith negotiation of the parties following termination of this Agreement.

                                    (iv) Notwithstanding anything hereunder to
the contrary, in no event shall LPC obtain, following the termination or expiration of this Agreement, any rights in and to Proxima's Cyclops technology and the 'look and feel' of Proxima's projector products.

         10.6 Survival of Certain Terms. The provisions of Sections 4.3, 4.4, 4.5, 4.6 (to the extent it addresses Release Conditions which may occur after such termination or expiration), 6.1.4, 6.1.5 (but only with respect to a party that has a continuing license in and to the other parry's solely-owned technology pursuant to Section 10.5 above), 6.2, 7, 8, 9, 10, 11, 12, and 15 shall survive the termination of this Agreement for any reason.


                                   SECTION 11

                              COMPLIANCE WITH LAWS

         11.1     Governmental Requirements.

                  11.11 Registration, Notification and Recordation of Agreement. If the terms of this Agreement are such as to require or make it appropriate that the Agreement or any part of it be registered with or reported to a national or supra-national agency of any area in which a party will do business under the Agreement, then such party will, at least fifteen (15) days prior to commencing to do any business under this Agreement in any such area, and at the sole expense of such party, undertake such registration or report. Notice and appropriate verification of the act of registration or report of any agency ruling resulting from such registration will be provided immediately to the other party by such party. Any formal recordation of this Agreement required by the laws of any national or supra-national agency of any area in which a party will do business shall also be carried out by such party, at its sole expense, and appropriately verified proof of such recordation shall be furnished immediately to the other party.

                  11.1.2 Export Regulation. The Export Regulations of the United States Department of Commerce prohibit, except under a special validated license, the exportation from the United States of technical data relating to certain commodities (listed in the Export Administration Regulations), unless the exporter has received certain written assurances from the foreign importer. Each party hereby covenants and agrees, at all times during the term of this Agreement, to comply with the Export Administration Regulations of the United States Department of Commerce, as currently in effect and as in effect in the future, and hereby gives to the other party assurances called for in Part 379.4 of the Export Administration Regulations. 'Me requirement on the part of any party to supply technology to the other party shall be subject, at all times during the term of this Agreement, to all laws and regulations of the United States now or hereafter applicable to the exportation of technical data.

                                   SECTION 12

                             LIMITATION OF LIABILITY

NEITHER PROXIMA NOR LPC SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUE, OR BUSINESS OR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES) RESULTING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, OR THE TERMINATION OF THIS AGREEMENT, OR ARISING OUT OF OR ALLEGED TO HAVE ARISEN OUT OF A BREACH OF THIS AGREEMENT. THIS LIMITATION APPLIES REGARDLESS OF WHETHER SUCH DAMAGES ARE SOUGHT BASED ON BREACH OF CONTRACT, NEGLIGENCE, OR ANY OTHER LEGAL THEORY. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.


                                   SECTION 13

                              THIRD PARTY LICENSES

         13.1 General Obligation. Either Proxima or LPC may determine that it is desirable to license technology from a third party in connection with their respective separately owned technologies or the Joint Technology. In the event that such third party licenses are obtained by a party, such party will use commercially reasonable efforts to obtain sublicensing rights under such third party licenses for the benefit of the other party. 'Me responsibility for obtaining such third party licenses and the payment of license fees and royalties thereunder shall be governed by Sections 13.2, 13.3 and 13.4 below:

         13.2     LPC Components.

                  13.2.1 LPC Components to be Sold to Proxima and Third Parties. Except as provided by Section 14.1.1 below, if a license from a third party is required, currently or in the future, for the manufacture and sale of an LPC Component, which LPC Component LPC intends to sell to third parties as well as to Proxima, then LPC solely shall be responsible for obtaining such third party license and for paying all fees and expenses associated with such third party license, including (without limitation) all legal fees, lump-sum and minimum payments and royalties; provided, however, LPC shall be entitled to include such royalties as a cost of manufacture of such LPC Components in determining the sales price payable by Proxima for such LPC Components manufactured by LPC and sold to Proxima.

                  13.2.2 LPC Components to be Sold Only to Proxima. If a license from a third party is required, currently or in the future, for the manufacture and sale of an LPC Component, which LPC Component LPC does not intend to sell to any party other than Proxima, then, at Proxima's option, either LPC or Proxima shall be responsible for obtaining such third party license and Proxima shall be solely responsible for paying all fees and expenses associated with such third party license, including (without limitation) all legal fees, lump-sum and minimum payments and royalties, except for royalties payable by LPC as a result of the manufacture and sale of such LPC Component by LPC to Proxima; provided, however, LPC shall cooperate with Proxima if Proxima elects to pay for such fees and costs (excluding royalties) as costs of the Development Program and such amounts shall be considered to be Committee Authorized Expenditures (as defined in Section
2.4.2 above); provided further, however, that any royalties payable by LPC as a result of the manufacture and sale of such LPC Component may be included by LPC as a cost of manufacture of such LPC Component in determining the sales price payable by Proxima for such LPC Component manufactured by LPC and sold to Proxima.

         13.3 Joint Components. If a license from a third party is required, currently or in the future, for the manufacture and sale of a Joint Component or a Product incorporating a Joint Component, then the Steering Committee shall be responsible for determining which party shall be obligated to negotiate and obtain such third party license. If LPC intends to sell Joint Components or products incorporating Joint Components to parties other than Proxima, then LPC shall share equally with Proxima in the fees and costs associated with obtaining such third party license, except that each party shall be responsible for all royalties payable on Joint Components or products incorporating Joint Components sold by such party. If LPC does not intend to sell Joint Components or products incorporating Joint Components to parties other than Proxima, then Proxima shall be solely responsible for paying all fees and costs associated with such third party license, except for royalties payable on a sale of a Joint Component or a product incorporating a Joint Component by LPC to Proxima, which shall be payable by LPC; provided, however, LPC shall be entitled to include such royalties as a cost of manufacture of such Joint Components in determining the sales price payable by Proxima for such Joint Components.

         13.4 Proxima Technology. In the event that a license is required from a third party for the manufacture and sale of products incorporating Proxima Technology, then Proxima shall be solely responsible for obtaining such third party license and for paying all fees and costs associated with such third party license, including (without limitation) all legal fees, lump-sum and minimum payments and royalties; provided, however, Proxima shall be entitled to include such royalties as a cost of manufacture of such products incorporating Proxima Technology in determining the sales price payable by LPC for the purchase by LPC of such products incorporating Proxima Technology.

                                   SECTION 14

                                   WARRANTIES

         14.1     LPC Warranty.

                  14.1.1 Express Warranty. LPC represents and warrants to Proxima that it has entered into the Patlex License (as that term is defined in Section 2.9 of the Stock Purchase Agreement).

                  14.1.2   LPC Warranty Disclaimer.  EXCEPT AS SET FORTH IN
SECTION 14.1.1 ABOVE AND THE STOCK PURCHASE AGREEMENT, LPC MAKES
AND PROXIMA RECEIVES NO WARRANTIES WITH RESPECT TO THE LPC TECHNOLOGY OR JOINT TECHNOLOGY, EXPRESS, IMPLIED, STATUTORY OR IN ANY PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH PROXIMA, AND LPC SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         14.2 Proxima Warranty Disclaimer. EXCEPT AS SET FORTH IN THE STOCK PURCHASE AGREEMENT, PROXIMA MAKES AND LPC RECEIVES NO WARRANTIES WITH RESPECT TO THE PROXIMA TECHNOLOGY OR JOINT TECHNOLOGY, EXPRESS, IMPLIED, STATUTORY OR IN ANY PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH LPC, AND PROXIMA SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


                                   SECTION 15

                               GENERAL PROVISIONS

         15.1 Governing Law and Dispute Resolution. The rights and obligations of the parties under this Agreement shall be governed by and construed under the laws of the State of California, including its Uniform Commercial Code, without reference to conflict of laws principles. Subject to the provisions of Section 2.3.1, any dispute or claim arising out of this Agreement shall be referred to non-binding mediation pursuant to which two (2) senior executives from each of Proxima and LPC shall meet with each other and an independent mediator mutually acceptable to the parties and familiar with the technology covered by this Agreement in order to resolve their differences. If the parties are unable to resolve their dispute or claim through mediation, such dispute or claim shall be finally settled by binding arbitration in San Diego, California by one (1) arbitrator, which arbitration shall be administered by and in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration and Mediation Services, Inc. ("JAMS"). Such a shall be governed by the substantive laws of the State of California, without reference to conflict of law principles. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, in the event of breach by either party of Section 9, either party may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision.

         15.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter herein. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless set forth in a writing signed by the party to be bound thereby. Capitalized terms not defined herein but defined in the Stock Purchase Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement.

         15.3 Confidentiality of Agreement and Activities. Each party agrees that the terms and conditions of this Agreement shall be treated as the Confidential Information of each party and that, following the Effective Date, no reference to the terms and conditions of this Agreement or to activities pertaining hereto shall be made in any form of public or commercial advertising without the prior written consent of the other party; provided, however, that each party may disclose the terms and conditions of this Agreement:

                  15.3.1 as required by any court, administrative agency or other governmental body;

                  15.3.2 as otherwise required by law, including without limitation any disclosures required by the Securities and Exchange Commission,

                  15.3.3 to legal counsel of the parties;

                  15.3.4 in confidence, to accountants, banks, and financing sources and their advisors;

                  15.3.5 in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or

                  15.3.6 in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

         15.4 Waiver. No delay, omission, or failure to exercise any right or remedy provided for in this Agreement shall be deemed to be a waiver thereof or an acquiescence in the event giving rise to such remedy, but every such right or remedy may be exercised, from time to time, as may be deemed expedient by the party having such right or remedy.

         15.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by courier or facsimile confirmed in writing and addressed to each party at the address shown for such party at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered.

         15.6 Force Majeure. Nonperformance of either party, except for the making of payments, shall be excused to the extent that performance is rendered impossible by strike, fire, flood, earthquake, governmental acts or orders or restrictions, failure of suppliers, or any other reason where the failure to perform is beyond the control and not caused by the negligence of the nonperforming party.

         15.7 No Assignment. Neither party shall be permitted to assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any purported assignment without such consent shall have no force or effect; provided, however, that either party may assign this Agreement without consent to a successor to all or substantially all of its assets to which this Agreement relates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

         15.8 Expenses. All expenses incurred in connection with the preparation and execution of this Agreement shall be borne by the party incurring such expenses. The prevailing party in any legal action brought by one party against the other arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys' fees.

         15.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         15.10 Independent Contractors. The relationship of Proxima and LPC established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other party, (H) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

         15.11 Public Announcement. At a mutually agreed time, but not later than five (5) business days following the Effective Date, Proxima and LPC shall issue a joint press release announcing the relationship contemplated by this Agreement in such a manner as is mutually agreed upon in writing by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in duplicate by duly authorized officers or representatives as of the date first above written.

PROXIMA CORPORATION                              LASER POWER CORPORATION


By: /s/  K. OLSON                                By: /s/  GLENN H. SHERMAN
   ----------------------------                     ---------------------------


Name: K.E. Olson                                 Name: Glenn H. Sherman
      -------------------------                        ------------------------

Title: CEO                                       Title: Chairman, CEO
      -------------------------                        ------------------------

                                   Exhibit A

                                    PRODUCTS

PROJECTORS

                                   Exhibit B

                               PROXIMA COMPONENTS

1.      Electronic Circuitry
2.      Mechanical Packaging
3.      Projection Optic
4.      Software
5.      Firmware
6.      User Controls
7.      User Interface
8.      Look and Feel


                                 LPC COMPONENTS

1.      Microlasers

2.      Rotating Scanning Systems

3.      Laser Optics

4. Individually Addressable Microlaser Arrays consisting of individually addressable arrays of laser diodes optically coupled to laser and/or nonlinear crystals, provided that the diode arrays are not developed by a third party with funds provided to such third party directly by Proxima (i.e., funds other than those funds provided to LPC and `passed through' to the third party).

                                JOINT COMPONENTS

1. Individually Addressable Laser Arrays consisting of individually addressable arrays of laser diodes optically coupled to laser and/or nonlinear crystals that may employ LPC Technology and that are developed by a third party with funds provided to such third party directly by Proxima (i.e., funds other than those funds provided to LPC and `passed through' to the third party).

2.      Mathematical Algorithms

                                                               Exhibit C page 1


                                     [***]

* Confidential Treatment Requested

                                                               Exhibit C page 2


                         MEMPHIS-MILESTONE DEFINITIONS:

                                     [***]

* Confidential Treatment Requested

                                                               Exhibit C page 3


                                     [***]

* Confidential Treatment Requested

                                                               Exhibit C page 4






                            Memphis Development Plan


This page depicts in PERT chart format 14 summary tasks along with start/stop dates and major milestones.

                                                               Exhibit C page 5


                            Memphis Development Plan


This page depicts in PERT chart format subtasks under the 14 summary tasks with start/stop dates, fixed delays and major milestones.

                                                               Exhibit C page 6


                            Memphis Development Plan


This page depicts in PERT chart format subtasks under the 14 summary tasks with start/stop dates, fixed delays and major milestones.

                                                               Exhibit C page 7


                            Memphis Development Plan



This page depicts in PERT chart format subtasks under the 14 summary tasks with start/stop dates, fixed delays and major milestones.

                                                               Exhibit C page 8


                                     [***]

* Confidential Treatment Requested

                                                               Exhibit C page 9


                                     [***]

* Confidential Treatment Requested

                                                              Exhibit C page 10


                                     [***]

* Confidential Treatment Requested

                                                              Exhibit C page 11


                                     [***]

* Confidential Treatment Requested

                                                              Exhibit C page 12


                                     [***]

* Confidential Treatment Requested

                                                              Exhibit C page 13


                                     [***]

* Confidential Treatment Requested

                                                              Exhibit C page 14


                                     [***]

* Confidential Treatment Requested

                                                              Exhibit C page 15


                                     [***]

* Confidential Treatment Requested

                                   Exhibit D

                     INITIAL STEERING COMMITTEE MEMBERSHIP

1.       Art Minich

         Ken Olson

         Glenn Sherman

         Shlomo Assa